STATE OF DELAWARE CERTIFICATE OF AMENDMENT TO CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: FactorShares Trust

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The first Article of the Certificate of Trust is hereby amended to read as follows: “FIRST: The name of the statutory trust formed hereby is ETF Managers Trust.”
[set forth amendment(s)]

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective June 24, 2016.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 25th   day of May          , 2016 A.D.

By: /s/ Samuel Masucci, III
Trustee

Name: Samuel Masucci, III
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